Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of AT&T Inc., for the registration of 100 million shares of its common stock, of our report dated February 24, 2006, with respect to the consolidated financial statements of Cingular Wireless LLC, included in AT&T Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

By:	/s/ Ernst & Young LLP
Ernst & Young LLP

Atlanta, Georgia

December 28, 2006